Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2022 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATE OF EARNINGS GUIDANCE

EL SEGUNDO, Calif., January 17, 2023 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported sales results for the fiscal 2022 fourth quarter and full year ended January 1, 2023.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, commented, “While our team continued to execute well in a challenging consumer and promotional environment, our fourth quarter sales were slightly softer than expected. We now expect to report fourth quarter earnings at or near the low end of our prior guidance range. Sales generally tracked on target through Black Friday, but trends decelerated in December, as inflationary pressures and economic uncertainty appeared to impact holiday discretionary spending beyond our expectations. In the face of these headwinds, we maintained strong merchandise margins in line with plan. We feel good about our inventory position at year end and finished the year with a solid cash position and no credit line borrowings, putting us in a healthy financial position as we begin 2023.”

For the fiscal 2022 fourth quarter, net sales were $238.3 million compared to net sales of $273.4 million for the fourth quarter of fiscal 2021. Same store sales decreased 13.2% for the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021. The Company’s merchandise margins decreased by 129 basis points for the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021 but increased by 308 basis points versus the pre-pandemic fourth quarter of fiscal 2019.

For the fiscal 2022 full year, net sales were $995.5 million compared to net sales of $1.16 billion for fiscal 2021. Same store sales decreased 14.5% for the fiscal 2022 full year compared to fiscal 2021. The Company’s merchandise margins decreased by 63 basis points for the fiscal 2022 full year compared to fiscal 2021 but increased by 377 basis points versus fiscal 2019.

For the fiscal 2022 fourth quarter, the Company now expects to generate earnings per diluted share in the range of $0.07 to $0.08, which compares to the Company’s previous guidance for the fourth quarter earnings per diluted share in the range of $0.08 to $0.20. For the fiscal 2022 full year, the Company now expects to generate earnings per diluted share in the range of $1.17 to $1.18. Financial results for the fiscal 2022 fourth quarter and full year are unaudited, preliminary, and subject to final year-end accounting entries.

The Company ended the 2022 fiscal year with no borrowings under its credit facility and with cash and cash equivalents of $25.6 million. Total merchandise inventories increased by 9.6% as of the end of fiscal 2022 versus the end of the prior fiscal year but are down 5.1% compared to fiscal 2019.

The Company expects to issue earnings results for the fiscal 2022 fourth quarter and full year in late February or early March 2023.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 431 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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